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                                                                    Exhibit 23.2
[KPMG LOGO]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Calamos Holdings, Inc.:

We consent to the use of our report dated October 8, 2004, with respect to the consolidated statements of financial condition of Calamos Holdings, Inc. as of June 30, 2004, December 31, 2003 and December 31, 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the six-month period ended June 30, 2004, and for each of the years in the three-year period ended December 31, 2003, incorporated herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                        /s/ KPMG LLP

Chicago, Illinois
October 22, 2004